Exhibit 99.1

Contact: Whirlpool Corporation
Media: Monica Teague, 269/923-7405
Monica.Teague@Whirlpool.com
Financial: Greg Fritz, 269/923-2641

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER RESULTS

Earnings Per Diluted Share of $1.53

Cost Inflation and Lower U.S. Demand Impact Results

BENTON HARBOR, Mich., July 23, 2008—Whirlpool Corporation (NYSE: WHR) announced today that second-quarter earnings from continuing operations of $117 million decreased 27 percent to $1.53 per diluted share compared to $161 million, or $2.00 per diluted share reported during the previous year’s quarter. Revenue of $5.1 billion for the quarter increased 5 percent from the $4.9 billion reported in the second quarter of 2007.

“Whirlpool made solid progress toward improving operating results from first-quarter levels despite an increasingly challenging economic environment,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “The cost inflation facing our business is significant, and we continue to take steps to address this challenge.”

Net earnings for the quarter reflected challenging macroeconomic conditions in the company’s U.S. business, as industry unit demand declined approximately 8 percent compared to the prior year. Operating profit totaled $203 million compared with $247 million in the prior year. Second-quarter operating results were unfavorably impacted by significantly higher material and oil-related costs, lower U.S. industry unit volume, and an increase in restructuring costs. These unfavorable impacts were partially offset by productivity initiatives and improved results within the company’s Latin American operations.

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America second-quarter sales of $2.9 billion declined 4 percent from the prior year. U.S. industry unit shipments of major appliances (T7)* declined approximately 8 percent.

Operating profit of $101 million declined from $179 million reported in the previous year. Significantly higher material and oil-related costs, lower industry demand and increased selling, general and administrative expense due primarily to increased brand investment were the primary factors affecting the company’s second-quarter operating profit. These factors were partially offset by improved productivity and favorable product price/mix.

Based on current economic conditions, the company expects full-year 2008 U.S. industry unit shipments to decline approximately 6 percent to 7 percent from 2007 levels versus the 5 percent to 6 percent decline previously expected.

Whirlpool Europe reported second-quarter sales of $1.1 billion, a 17 percent increase from the prior year. Excluding the effects of currency, sales increased 2 percent in the quarter. Overall industry demand during the quarter declined approximately 2 percent from the prior year.

Operating profit decreased 1 percent to $50 million. Operating profit was unfavorably impacted by higher material and oil-related costs. These increased costs were partially offset by improved product price/mix and productivity improvements during the quarter.

Based on current economic conditions in the European region, the company continues to expect full-year 2008 industry unit shipments to decline 2 percent to 3 percent from 2007 levels.

Whirlpool Latin America net sales increased 22 percent to $1.0 billion. Latin America sales results reflect strong demand for the company’s innovative products in the region. Excluding currency translation, sales for appliances and compressors increased approximately 7 percent.

Operating profit totaled $133 million in the second quarter, increasing 40 percent from the prior year. Increased unit shipments, regional tax incentives and strong productivity and cost controls were the main factors behind the year-over-year increase.

Based on current economic conditions in Latin America, the company continues to expect full-year 2008 industry unit shipments to rise 5 percent to 8 percent from 2007 levels.

Whirlpool Asia reported second quarter sales of $178 million, increasing 9 percent from the prior year. Excluding the impact of currency, sales increased approximately 8 percent predominantly due to higher volume in the company’s India operations.

The region reported an operating profit of $5 million during the quarter compared with $2 million in the previous year. The year-over-year increase in operating profit resulted from higher volume and favorable trends in productivity and product price/mix. These favorable items were partially offset by higher material costs.

The company continues to expect full-year 2008 industry unit shipments to increase 5 percent to 10 percent from 2007 levels.

Outlook

“The challenges resulting from significant global commodity inflation have persisted and, in many instances, accelerated,” said Fettig. “We continue to execute previously announced cost-based price increases and cost reduction actions related to our global operating platform initiatives. These actions, coupled with other productivity initiatives and bringing innovative new products to the marketplace, are critical to our ability to offset the record commodity and oil-related costs and lower industry demand.”

For the full-year 2008, Whirlpool continues to expect earnings per diluted share from continuing operations to be in the $7.00 to $7.50 range and to generate $500 million to $550 million in free cash flow.**

*	T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
**	A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by continuing operations appears below under the heading “Cash Flow Reconciliation.”

NEW INNOVATIONS

•	The Maytag brand launched:

•

Maytag EPIC z front-load washers and dryers in a new slate color. The pair offers commercial grade components, high-performance and a space-saving design. The dryer’s efficient drying system takes clothes from wet to dry in less than 30 minutes.

•	The KitchenAid brand launched:

•

The industry’s first 30-inch, five-burner gas cooktop. Part of the new KitchenAid Architect Series II appliance collection, the new cooktops include both 30- and 36-inch widths, each with five burners. Full-width cast-iron grates allow easy movement of cookware on the cooktop without the need to lift items from burner to burner.

•

EQ dishwashers that provide optimal cleaning performance, enhanced drying performance and noise reduction while also saving water and energy. These exceptionally quiet dishwashers are 57 percent more efficient than ENERGY STAR® standards, and have an efficiency designation from the Consortium for Energy Efficiency (CEE), making them eligible for energy rebates in select regions within the United States.

•

A double-drawer refrigerator/freezer combination within its current refrigerator drawer collection. The combination refrigerator/freezer drawer offers convenient access to ingredients, snacks and beverages.

•	The Jenn-Air brand launched:

•

A new line of built-in refrigerators featuring an integrated through-the-door ice and water dispenser option, a PUR® water filter, storage bins with Advanced Climate Control technology and an enhanced temperature management system. The new line features distinct styling options and offers an overlay design option allowing consumers to customize the refrigerator to blend with their kitchen cabinetry.

•

A wall-mount chimney hood in an oiled bronze finish, which combines performance and style. The powerful chimney motor allows the hood to operate efficiently, even with high-output gas burners that are the staple of discerning cooks.

•	The Gladiator GarageWorks brand launched:

•

20-inch deep, mesh bottom GearLoft shelves designed to store large seasonal items like coolers and boxes high on the garage wall, allowing consumers to better utilize the upper wall space in the garage.

•	Whirlpool Europe launched:

•	Whirlpool brand NoFrost Fresh Control refrigerators designed to preserve food freshness twice as long. The refrigerators feature antibacterial protection, active humidity and temperature sensors.

•

Whirlpool brand AquaSteam dishwashers, which create steam during the wash cycle to offer the best cleaning performance, even on delicate items. The steam feature softens dried-on soil and helps to eliminate bacteria.

•

Whirlpool brand steam-assisted ovens, which produce food that is beautifully browned on the outside and juicy and tender on the inside. 6th Sense technology in the oven manages the steam cooking process by injecting the right amount of steam at the right time.

•

Bauknecht Aqua refrigerator-freezer combinations with in-the-door water dispensing that connects to the main water supply. These refrigerators comply with the European A+ energy efficiency class and are ideal for small kitchens.

•	KitchenAid brand major appliances in Norway and Finland as part of the brand’s continued European introduction.

•	Whirlpool Latin America launched:

•

Microwave accessories that enable the consumer to customize Brastemp Maxi microwaves. The accessories include two colorful and creative options of electrostatic stickers that are easily attached to and removed from the door of the appliance.

•	The Consul Well-Being line of split air conditioners featuring antibacterial filters and four operating modes: refrigeration, heating, ventilation and dehumidification.

•	Whirlpool Asia launched:

•

Whirlpool brand Genius refrigerators in India featuring an ice maker capable of making ice 30 percent faster and a vegetable drawer designed to keep vegetables fresh for a longer period. The refrigerator also comes equipped with a jumbo bottle rack, antibacterial protection and an extra utility drawer for storing items that do not need to be refrigerated.

•

Whirlpool brand Fusion refrigerators in India featuring an emergency light to provide light equivalent to a 40 watt bulb for two hours during a power outage, and the ability to retain interior temperatures for up to 17 hours during the prevalent power outages in the region.

•

Whirlpool brand Max microwaves in India offering a compact, rounded microwave oven with large cooking capacity. The microwaves are available in six vibrant colors and offer many features including: crisp (for frying and baking), jet defrost and a child lock.

AWARDS AND ACCOMPLISHMENTS

•	Whirlpool Corporation was named one of the Top 50 Most Respected U.S. Companies by the Reputation Institute.

•	Whirlpool Corporation was named one of the World’s Most Ethical Companies by Ethisphere magazine.

•	Whirlpool brand was named one of the 10 top greenest brands by U.S. consumers, according to a recent BrandWeek magazine survey.

•

Whirlpool Corporation’s third annual Habitat for Humanity® community build, Whirlpool Building Blocks 2008, was announced in June. This year’s build is in Dallas from November 16 to 21 where nine homes will be constructed in five days.

•

Whirlpool brand kicked off its Mother of Invention 2008 program. The program encourages moms to submit their innovative ideas for a chance at a Whirlpool-sponsored business grant. New to the program this year is a “green” category that will recognize inventions that minimize the impact on environmental resources.

•

In Germany, Bauknecht brand won four Plus X Seals, honoring products in the categories of Innovation, Design, Ease of Use, Ecology and/or Ergonomics. The award winning Bauknecht products were the Drawer Refrigerators, the Microwave-Hood-Combination, Dishwashers with PowerClean and Washing Machines with SuperEco.

•

At the ninth Annual Process Excellence Summit in London, Whirlpool earned Honorary Mention (second place) in four different categories: Best Project Contributing to Innovation, Best Fast Track Project, Best Process Improvement in Manufacturing Project and Best Design for Six Sigma Project.

•	In the Czech Republic, Whirlpool brand was awarded Reader’s Digest Trusted brand of the year 2008, in the Washer, Dishwasher and Dryer categories.

•

KitchenAid brand received a gold award from Appliance DESIGN magazine as part of its 21st annual “Excellence in Design” competition. The KitchenAid Architect Series II built-in double oven received the gold award in the Major Appliances/HVAC category. The advanced convection oven’s steam assist cooking, intuitive user interfaces and visual brand language were all highlighted as award-winning features.

•

The Consul brand was selected as the Top of Mind brand in home appliances and home electronics in a survey conducted by Amanhã magazine. Previously, the survey recognized the most named refrigerator brand category, in which Consul was the title holder for six consecutive years.

•	In Argentina, the Whirlpool brand was named Top of Mind by Clarín, the newspaper with the largest circulation in Spanish in the world.

•

Whirlpool Corporation’s compressor and cooling solutions business in Latin America, Embraco, once again received the “Stars of Energy Efficiency” Award, highlighting the excellence of an Embraco compressor. The award is given by Alliance to Save Energy, a non-profit coalition of business, government, environmental and consumer leaders who promote the efficient and clean use of energy worldwide.

Cash Flow Reconciliation

The table below reconciles actual 2007 and 2008 and projected 2008 cash provided by continuing operations determined in accordance with generally accepted accounting principles (GAAP) in the United States to free cash flow, a non-GAAP measure. Management believes that free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from the company’s calculations. As defined by the company, free cash flow is cash provided by continuing operations after capital expenditures and proceeds from the sale of assets/businesses. The projections shown here are based upon many estimates and are inherently subject to change based on future decisions made by management and the board of directors of the company, and significant economic, competitive and other uncertainties and contingencies.

(millions of dollars)	Six Months Ended June 30		2008 Outlook
	2008	2007
Cash provided/(used) by continuing operations	$35	$(6)	$1,000	-	$1,025
Capital expenditures	(231)	(202)	(550)	-	(575)
Proceeds from sale of assets/non-Maytag businesses	14	20	50		100

Free Cash Flow	$(182)	$(188)	$500	-	$550

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion, 73,000 employees, and 72 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers, including Sears Holding Corporation in North America (accounting for approximately 12% of Whirlpool’s 2007 consolidated net sales of $19.4 billion) and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) our ability to attract, develop and retain executives and other qualified employees; (8) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations; (10) litigation including product liability and product defect claims; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency fluctuations; and (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

# # #

PART I - FINANCIAL INFORMATION

Item 1.	Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(Millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	2008	2007	2008	2007
Net sales	$5,076	$4,854	$9,690	$9,243
Expenses
Cost of products sold	4,324	4,121	8,324	7,882
Selling, general and administrative (exclusive of intangible amortization)	502	463	942	838
Intangible amortization	7	7	14	17
Restructuring costs	40	16	48	33

Operating profit	203	247	362	473
Other income (expense)
Interest and sundry income (expense)	(24)	2	(31)	(3)
Interest expense	(49)	(49)	(98)	(99)

Earnings from continuing operations before income taxes and other items	130	200	233	371
Income taxes	2	29	5	70

Earnings from continuing operations before equity earnings and minority interests	128	171	228	301
Equity in income (loss) of affiliated companies	—	(2)	—	(4)
Minority interests	(11)	(8)	(17)	(12)

Earnings from continuing operations	117	161	211	285
Loss from discontinued operations, net of tax of $0 and $3 for the period ended June 30, 2008 and 2007, respectively	—	—	—	(7)

Net earnings available to common stockholders	$117	$161	$211	$278

Per share of common stock
Basic earnings from continuing operations	$1.55	$2.04	$2.78	$3.62
Discontinued operations, net of tax	—	—	—	(0.09)

Basic net earnings	$1.55	$2.04	$2.78	$3.53

Diluted earnings from continuing operations	$1.53	$2.00	$2.74	$3.55
Discontinued operations, net of tax	—	—	—	(0.09)

Diluted net earnings	$1.53	$2.00	$2.74	$3.46

Dividends	$.43	$.43	$.86	$.86

Weighted-average shares outstanding (in millions)
Basic	75.3	78.8	75.8	78.8
Diluted	76.3	80.5	76.9	80.2

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except per share data)

	(Unaudited)
	JUNE 30, 2008	DECEMBER 31, 2007
Assets

Current assets
Cash and equivalents	$461	$201
Accounts receivable, net of allowance for uncollectible accounts of $91 and $83 at June 30, 2008 and December 31, 2007, respectively	2,628	2,604
Inventories	2,996	2,665
Deferred income taxes	307	324
Other current assets	934	761

Total current assets	7,326	6,555

Other assets
Goodwill, net	1,745	1,760
Other intangibles, net of accumulated amortization of $83 and $64 at June 30, 2008 and December 31, 2007, respectively	1,853	1,854
Other assets	628	628

Total other assets	4,226	4,242

Property, plant and equipment
Land	82	84
Buildings	1,286	1,226
Machinery and equipment	8,316	7,861
Accumulated depreciation	(6,397)	(5,959)

Total property, plant and equipment	3,287	3,212

Total assets	$14,839	$14,009

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,399	$3,260
Accrued expenses	599	633
Accrued advertising and promotions	429	497
Employee compensation	385	444
Notes payable	562	298
Current maturities of long-term debt	203	127
Other current liabilities	602	634

Total current liabilities	6,179	5,893

Noncurrent liabilities
Long-term debt	1,967	1,668
Postretirement benefits	1,067	1,061
Pension benefits	702	725
Other liabilities	613	682

Total noncurrent liabilities	4,349	4,136

Commitments and contingencies
Minority interests	98	69

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 104 million and 103 million shares issued at June 30, 2008 and December 31, 2007, respectively, 74 million and 76 million shares outstanding at June 30, 2008 and December 31, 2007, respectively	104	103
Additional paid-in capital	2,008	1,993
Retained earnings	3,849	3,703
Accumulated other comprehensive income (loss)	21	(270)
Treasury stock, 30 million shares and 27 million shares at June 30, 2008 and December 31, 2007, respectively	(1,769)	(1,618)

Total stockholders’ equity	4,213	3,911

Total liabilities and stockholders’ equity	$14,839	$14,009

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

SIX MONTHS ENDED JUNE 30

(Millions of dollars)

	2008	2007
Operating activities of continuing operations
Net earnings	$211	$278
Loss from discontinued operations	—	7

Earnings from continuing operations	211	285
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	310	292
Gain on disposition of assets	(6)	(12)
Equity in losses of affiliated companies, less dividends received	—	4
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	70	(9)
Inventories	(230)	(429)
Accounts payable	(29)	162
Restructuring charges, net of cash paid	(2)	(61)
Taxes deferred and payable, net	(27)	38
Accrued pension	(33)	(9)
Employee compensation	(69)	(45)
Other	(160)	(222)

Cash provided by (used in) continuing operating activities	35	(6)

Investing activities of continuing operations
Capital expenditures	(231)	(202)
Proceeds from sale of assets	14	20
Proceeds from sale of Maytag adjacent businesses	—	100

Cash used in investing activities of continuing operations	(217)	(82)

Financing activities of continuing operations
Proceeds from borrowings of long-term debt	501	3
Net proceeds from short-term borrowings	255	261
Purchase of treasury stock	(151)	(101)
Repayments of long-term debt	(128)	(8)
Dividends paid	(65)	(68)
Common stock issued	7	51
Other	2	10

Cash provided by financing activities of continuing operations	421	148

Cash provided by discontinued operations - operating activities	—	6

Effect of exchange rate changes on cash and equivalents	21	15

Increase in cash and equivalents	260	81
Cash and equivalents at beginning of period	201	262

Cash and equivalents at end of period	$461	$343